Quarterly Financial Information
(UNAUDITED)

Sadia S.A.

Periods ended September 30, 2003 and 2002
with Special Review Report of Independent Auditors

Contents

Special Review Report of Independent Auditors

Reviewed Quarterly Financial Information

Balance Sheets

Statements of Income

Notes to Quarterly Financial Information

1. Operations

2. Preparation and Presentation of the Quarterly Financial Information

3. Summary of the Principal Accounting Practices

4. Financial Investments and Marketable Securities

5. Inventories

6. Recoverable Taxes

7. Investments

8. Property, Plant and Equipment

9. Deferred Charges

10. Loans and Financing - Short-Term

11. Loans and Financing Long-Term

12. Contingencies

13. Income and Social Contribution Taxes

14. Shareholders' Equity

15. Financial Income

16. Risk Management and Financial Instruments

17. Insurance (no reviewed)

18. Balances of Transactions with Related Parties

19. Private Pension Plan

20. Additional Information

A free translation from Portuguese into English of Special Review Report of Independent Auditors on quarterly financial information prepared in Brazilian currency in accordance with the accounting practices adopted in Brazil and specific norms issued by IBRACON, CFC and CVM

SPECIAL REVIEW REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Sadia S.A.

We have performed a special review of the quarterly financial information - ITR of Sadia S.A. for the quarter ended September 30, 2003, including the consolidated and unconsolidated balance sheets and statements of income of Sadia S.A., prepared in conformity with the accounting practices adopted in Brazil.

Our review was performed in accordance with specific norms established by the Brazilian Institute of Independent Auditors - IBRACON, together with the Federal Accounting Council and mainly comprised: (a) inquiries of and interviews with the professionals responsible for the accounting, financial and operating areas of the Company, about the main criteria adopted to prepare the quarterly financial information; and (b) reviews of the information and subsequent events which have or could come to have significant effects on the financial position and operations of the Company.

Based on our special review, we are not aware of any significant adjustment to be made in the quarterly financial information referred to above for it to be in line with the accounting practices adopted in Brazil, applied consistently with the specific norms issued by the Brazilian Securities Commission - CVM for the preparation of quarterly financial information - ITR.

Concórdia, October 24, 2003

ERNST & YOUNG
Auditores Independentes S.S.
CRC 2SP015199/O-6 "S" SC

Sergio Ricardo Romani
Partner

São Paulo, Brazil
October 30, 2003
A free translation from Portuguese into English of quarterly financial information prepared in Brazilian currency in accordance with the accounting practices adopted in Brazil and specific norms issued by IBRACON, CFC and CVM

BALANCE SHEETS
September 30 and June 30, 2003
(In thousands of reais)
(Unaudited)

	Company		Consolidated
	September 30	June 30	September 30	June 30
Assets
Current assets:
Cash	90,783	110,422	191,429	156,992
Financial investments	716,136	828,179	1,383,366	1,312,258
Trade accounts receivable - domestic market	162,901	214,227	163,438	214,644
Trade accounts receivable - foreign market	420,595	178,174	226,675	178,086
Allowance for doubtful accounts	(26,456)	(25,194)	(33,578)	(32,041)
Recoverable taxes	173,728	164,914	175,560	166,685
Inventories	928,002	834,237	959,309	866,889
Other receivables	45,117	45,268	54,749	57,005
Assets available for sale	5,088	4,757	5,143	4,768
Prepaid expenses	3,478	4,916	4,701	5,075
Deferred tax credits	21,572	19,880	21,572	19,880
Total current assets	2,540,944	2,379,780	3,152,364	2,950,241

Noncurrent assets:
Receivables from related parties	26,039	24,350	-	-
Financial investments	147,846	129,354	682,655	630,496
Compulsory loans - Eletrobrás	495	495	495	495
Deposits in court	72,630	71,617	72,630	71,617
Recoverable taxes	64,004	85,512	64,439	85,695
Deferred tax credits	38,069	47,969	40,136	50,128
Pension plan	51,840	51,840	51,840	51,840
Assets available for sale	14,910	14,910	14,910	14,910
Other receivables	13,324	19,145	15,231	21,011
	429,157	445,192	942,336	926,192

Permanent assets:
Investments	531,076	463,996	16,377	16,203
Property, plant and equipment	869,509	874,563	872,007	877,071
Deferred charges	81,672	89,993	82,785	91,140
	1,482,257	1,428,552	971,169	984,414

Total assets	4,452,358	4,253,524	5,065,869	4,860,847

	Company		Consolidated
	September 30	June 30	September 30	June 30
Liabilities and shareholders' equity
Current liabilities:
Loans and financing	842,875	765,868	1,377,907	1,353,424
Trade accounts payable	396,515	324,998	402,273	328,266
Advances from customers	12,759	12,533	2,618	2,254
Salaries and social charges payable	13,616	14,558	13,814	14,782
Taxes payable	30,298	29,233	37,429	35,716
Dividends	110	40,011	110	40,011
Provision for vacations pay	71,335	59,680	72,307	60,490
Deferred taxes	-	925	-	925
Other payables	110,303	92,649	177,811	117,514
Total current liabilities	1,477,811	1,340,455	2,084,269	1,953,382

Noncurrent liabilities:
Loans and financing	1,357,022	1,396,302	1,367,088	1,396,302
Taxes payable	1,601	1,601	1,601	1,601
Provision for contingencies	65,317	63,169	69,266	66,986
Provision for loss on investments	62	53	-	-
Due to affiliated companies	-	-	-	-
Deferred taxes	26,606	25,949	26,606	25,949
Other payables	9,194	16,858	11,337	19,353
	1,459,802	1,503,932	1,475,898	1,510,191

Minority interest in subsidiaries			(51)	(58)

Shareholders' equity:
Capital	1,000,000	1,000,000	1,000,000	1,000,000
Income reserves	168,413	168,413	168,413	168,413
Treasury shares	(198)	(198)	(198)	(198)
Retained earnings	346,530	240,922	337,538	229,117
	1,514,745	1,409,137	1,505,753	1,397,332

Total liabilities and shareholders' equity	4,452,358	4,253,524	5,065,869	4,860,847

See accompanying notes.

STATEMENTS OF INCOME
Periods ended September 30, 2003 and 2002
(In thousands of reais)
UNAUDITED

	Company				Consolidated
	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	9/30/2003	9/30/2002	9/30/2003	9/30/2002	9/30/2003	9/30/2002	9/30/2003	9/30/2002
Gross operating revenue:
Domestic market	774,051	658,981	2,233,566	1,811,721	776,261	674,543	2,238,798	1,909,465
Foreign market	590,085	538,396	1,720,921	1,264,162	672,117	606,176	1,887,939	1,395,845
	1,364,136	1,197,377	3,954,487	3,075,883	1,448,378	1,280,719	4,126,737	3,305,310
Sales deductions:	(120,885)	(102,635)	(358,181)	(271,357)	(139,124)	(116,382)	(398,961)	(316,946)
Net operating revenue	1,243,251	1,094,742	3,596,306	2,804,526	1,309,254	1,164,337	3,727,776	2,988,364

Cost of goods sold	(877,655)	(768,464)	(2,712,196)	(2,095,094)	(876,416)	(788,075)	(2,663,165)	(2,067,860)
Gross profit	365,596	326,278	884,110	709,432	432,838	376,262	1,064,611	920,504

Selling expenses	(196,721)	(196,693)	(565,536)	(507,297)	(224,571)	(231,475)	(655,949)	(600,376)
Management compensation	(2,844)	(2,265)	(7,520)	(6,560)	(2,844)	(2,265)	(7,520)	(6,560)
General and administrative expenses	(11,564)	(12,120)	(32,780)	(32,426)	(11,563)	(12,262)	(32,781)	(33,612)
Other operating income (expense)	(4,402)	9,709	(15,377)	(7,561)	(7,706)	9,110	(20,414)	(10,447)
Financial expense, net	(60,551)	(130,405)	(92,006)	(221,353)	(33,896)	(111,177)	86,705	(214,011)
Equity pickup	65,977	100,625	208,770	209,550	7,311	66,969	(57,987)	112,978
Operating income (loss)	155,491	95,129	379,661	143,785	159,569	95,162	376,665	168,476

Nonoperating income (expense)	(509)	929	(6,885)	887	(518)	732	(9,413)	2.033

Income (loss) before income and social contribution taxes	154,982	96,058	372,776	144,672	159,051	95,894	367,252	170,509

Current income and social contribution taxes	(22,015)	544	(30,336)	544	(23,164)	(740)	(33,087)	(2,689)
Deferred income and social contribution taxes	(7,940)	1,385	(14,291)	24,536	(8,032)	2,701	(12,873)	2,033
Participation	(19,419)	(1,613)	(30,018)	(4,176)	(19,419)	(1,564)	(30,509)	(4,566)

Income before minority interest	105,608	96,374	298,131	165,576	108,436	96,291	290,783	165,287
Minority interest in subsidiaries	-	-	-	-	(14)	83	390	289
Net income	105,608	96,374	298,131	165,576	108,422	96,374	291,173	165,576

NOTES TO QUARTERLY FINANCIAL INFORMATION
(In thousands of reais)
(UNAUDITED)

1. Operations

The Company's principal business purpose is the production and distribution of poultry and pork products that are traded in Brazil and abroad. The Company's operations are organized in three major segments; namely: industrialized products, poultry (chickens and turkeys) and pork. The industrialized products segment has been the principal focal point of the Company's investments in the last years and comprises products such as refrigerated pizzas and pasta, frozen food, margarine, industrialized poultry and pork by-products, breaded products, a diet line and products sold sliced and in portions.

2. Preparation and Presentation of the Quarterly Financial Information

The financial statements are the responsibility of the Company's management and were prepared in compliance with the provisions of Brazil's Corporation Law and the norms of the Brazilian Securities Commission - CVM, based on practices consistent with those adopted in the preparation of the annual financial statements. The financial statements are stated in Brazilian reais, except when otherwise stated.

The preparation of quarterly financial statements involves the use of estimates to determine the amounts of certain assets and liabilities, as well as necessary provisions, reflecting management's best estimates, which could differ from actual amounts.

3. Summary of the Principal Accounting Practices

a) Operating results

Income and expenses are recognized on the accrual basis.

b) Financial investments

Financial investments in local currency comprise principally investment funds, bank deposit certificates and National Treasury securities recorded at cost plus earnings to the balance sheet date, not exceeding market value.

Financial investments in foreign currency refer basically to Brazil C Bearer Bonds, Brazil Global 09 and National Treasury Notes recorded at acquisition cost plus interest earned and the realization of the investment discount based on the time between acquisition and maturity. These notes are classified based on the respective expected redemption and comparison with market value is presented in Note 16 d).

Additionally, the financial investments account includes the asset portion of swap contracts, stated by the difference between the nominal value of these contracts and the value adjusted by the U.S. dollar exchange variation plus interest earned to the quarterly information date, as well as the amounts receivable from currency futures contracts stated by the difference between contract nominal value adjusted by the U.S. dollar exchange rate at the future expiry date and at the quarterly information date, not exceeding market value. The liability portion and the amounts payable of these contracts are classified as loans and financing.

c) Allowance for doubtful accounts

The allowance for doubtful accounts is calculated based on estimated losses in an amount considered sufficient to cover possible losses on receivables.

d) Inventories

Are stated at average acquisition or production cost, not exceeding replacement or realizable value. The elimination of unrealized result in consolidated inventories is stated in item k).

e) Investments

Investments in subsidiaries are valued by the equity method in the Company's statements, based on their equities on the same date and applying the same accounting practices, as stated in item 7. The gains or losses due to changes in the participation percentages are presented in nonoperating results.

Quarterly information of foreign subsidiaries is translated to Brazilian reais, based on the following criteria:

" Balance sheet accounts at the exchange rate at the end of the period.
" Statement of income accounts at the exchange rate at the end of each month.

Other investments are stated at the cost of acquisition, reduced by a provision to cover permanent losses.

f) Property, plant and equipment

Are stated at acquisition or construction cost, less accumulated depreciation, inflation adjusted until December 31, 1995. Depreciation is computed by the straight-line method at annual rates taking into consideration the useful economic life of the assets, adjusted for the number of operating shifts, as shown in Note 8.

Interest incurred on construction projects financing, modernization and expansion of industrial units is allocated to the costs of the corresponding construction in progress.

g) Deferred charges

Represent preoperating costs incurred in the implantation of management software, plant expansion and modernization, amortizable over a 5-year period as of the start of production.

h) Current and non-current liabilities

Current and noncurrent liabilities are stated at known or estimated amounts increased by charges as well as monetary and exchange variation through to the date of the quarterly financial information.

i) Income and social contribution taxes

Are computed on a monthly basis at the tax rates in force.

The reconciliation of income and social contribution taxes as well as the deferred income and social contribution taxes on loss carryforwards and timing differences are shown in Note 13.

j) Employees' benefits

Future employees' benefits are recorded based on actuarial studies prepared annually.

k) Consolidated financial statements

The consolidated financial statements were prepared in conformity with the provisions of the Brazilian Securities Commission - CVM, including financial information on the operations of Sadia S.A. and its direct and indirect subsidiaries, as well as investments in companies whose corporate control is shared. The consolidated direct and indirect subsidiaries, together with shareholdings therein of the Company are listed below:

	Investment
	September 30	June 30
Sadia International Ltd.	100.00%	100.00%
Sadia Uruguay S.A.	100.00%	100,00%
Sadia Alimentos S.A.	0.01%	0,01%
Sadia Chile S.A.	60.00%	60,00%
Sadia Alimentos S.A.	99.99%	99,99%
Sadia Itália S.R.L.	99.99%	99,99%
Churrascaria Beijing Brazil Ltd. (*)	50.00%	50,00%
Concórdia Foods Ltd. (*)	50.00%	50,00%
Sadia Europe Ltd.	100.00%	100,00%
Concórdia S.A. C.V.M.C.C.	99.99%	99.99%
Rezende Óleo Ltda.	100.00%	100.00%
Rezende Marketing e Comunicações Ltda.	0.09%	0,09%
Concórdia S.A. C.V.M.C.C.	0.01%	0,01%
Rezende Marketing e Comunicações Ltda.	99.91%	99.91%
Sadia G.M.B.H.	100.00%	100.00%
Laxness F. C. P. A. S.A.	100.00%	100,00%
EzFood Serviços S.A. (*)	33.33%	33.33%

(*) "Joint-Ventures"

Intercompany transactions and balances were not included in the consolidated financial statements. Minority interest in subsidiaries was excluded from shareholders' equity and net income and separately presented in the consolidated balance sheet and statement of income.

Assets, liabilities and result of operations for the quarter of investments whose control is shared were presented in the consolidated financial statements in proportion to the shareholdings of the Company in the investment whose control is shared.

Reconciliation of shareholders' equity and net income of the Company and consolidated at September 30, 2003 is as follows.

	Net income	Shareholders' equity
	September 30	September 30	June 30
Financial Statements - Company	298,131	1,514,745	1,409,137
Elimination of unrealized profits on inventories in intercompany operations, net of tax effect.	(8,992)	(11,026)	(13,839)
Reversal of elimination of unearned income from inventories resulting from intercompany operations at 12.31.02.	2,034	2,034	2,034
Financial Statements - Consolidated	291,173	1,505,753	1,397,332

4. Financial Investments and Marketable Securities

	Interest % (annual average)	Company		Consolidated
		September 30	June 30	September 30	June 30
Short-term
Local currency
Bank deposit certificates	21.97	38,376	91,960	38,376	91,960
Investment funds	21.97	587,725	602,441	621,548	632,764
Financial Treasury Bills	22.08	50,480	47,784	50,480	47,784
		676,581	742,185	710,404	772,508
Foreign currency
Overnight	1.20	-	57,471	521,605	388,215
Receivables - Swap		1,726	362	1,726	362
Receivables - Future		29,376	19,602	99,485	129,589
		31,102	77,435	622,816	518,166
		707,683	819,620	1,333,220	1,290,674
Current portion of Long-term
Foreign currency
National Treasury Notes	11.00	8,453	8,559	8,453	8,559
Brazil global 40	12.72	-	-	848	-
Brazil global 24	12.72	-	-	911	-
Brazil global 09	12.72	-	-	20,155	12,418
Brazil global 07	12.72	-	-	1,002	88
Brazil global 06	12.72	-	-	3,244	279
Brazil global 05	12.72	-	-	521	-
Brazil C bearer bonds	12.97	-	-	-	126
Global notes - Publics	11.25	-	-	168	-
Global notes	9.43	-	-	14,844	114
		8,453	8,559	50,146	21,584
Total short-term		716,136	828,179	1,383,366	1,312,258

Long-term
Foreign currency
Financial Treasury Bills	22.08	76,116	72,052	76,116	72,052
National Treasury certificates	12.00	16,913	16,251	16,913	16,251
		93,029	88,303	93,029	88,303
Foreign currency
Brazil global 40	12.72	-	-	70,061	-
Brazil global 24	12.72	-	-	24,653	-
Brazil global 09	12.72	-	-	293,696	479,271
Brazil global 07	12.72	-	-	31,136	6,004
Brazil global 06	12.72	-	-	72,672	6,434
Brazil global 05	12.72	-	-	9,561	-
Brazil C bearer bonds	12.97	-	-	-	6,529
National Treasury Notes	11.00	8,453	8,559	8,453	8,559
Global notes - Publics	11.25	-	-	3,247	-
Global notes	9.43	-	-	71,476	15,929
Receivables - Swap		54,817	41,051	54,817	41,051
		63,270	49,610	639,772	563,777
Total long-term		156,299	137,913	732,801	652,080
Current portion of Long-term		(8,453)	(8,559)	(50,146)	(21,584)
Total long-term portion		147,846	129,354	682,655	630,496

Due to the decrease in the Brazil risk, the government securities presented excellent recovery since the 2nd 2003 quarter, as a result, the Company decided to sell the Brazil C Bearer Bonds and part of the Brazil Global 09, computing on this operation a gain of approximately R$39,000.

The maturity schedule as of September 30, 2003 for long-term investments is as follows:

Maturity	Company	Consolidated
	Sep/03	Sep/03
Short-term portion of long-term	8,453	50,146
2004	254	33,265
2005	101,085	136,293
2006	28,545	101,557
2007	618	32,138
2008	431	5,617
2009 onwards	16,913	373,785
	156,299	732,801

5. Inventories

	Company		Consolidated
	Sept 30	June 30	Sept 30	June 30
Finished goods and products for resale	238,803	192,247	270,001	224,882
Livestock and poultry	376,286	388,601	376,286	388,601
Raw materials	175,891	113,050	175,906	113,066
Work in process	74,851	75,465	74,851	75,465
Storeroom	21,343	20,643	21,343	20,643
Packaging materials	27,666	29,877	27,666	29,877
Stock in transit	4,540	5,959	4,634	5,959
Advances to suppliers	7,795	7,041	7,795	7,042
Imports in transit	827	1,354	827	1,354
	928,002	834,237	959,309	866,889

6. Recoverable Taxes

	Company		Consolidated
	Sep 30	June 30	Sep 30	Jun 30
IPI	122,828	135,892	123,182	136,246
ICMS	60,988	60,140	62,509	61,429
Income and social contribution taxes	38,823	41,450	39,197	41,744
Others	15,093	12,944	15,111	12,961
	237,732	250,426	239,999	252,380

Short-term portion	173,728	164,914	175,560	166,685
Long-term portion	64,004	85,512	64,439	85,695

IPI

Corresponds to IPI tax credit on packaging and other materials and the special IPI tax credit for reimbursement of PIS/PASEP and COFINS taxes on exports.

ICMS

The balance to be compensated with taxes of the same nature generated by operations at various plants.

Income and social contribution taxes

Represent income tax withholding on financial investments and income and social contribution tax prepayments via offsetting against federal taxes.

7. Investments

Investiments	Ownership	Net Equity	Net income for the period	Equity pickup	Investments at
					Sep 30	June 30
Sadia International Ltd.	100.00%	242,607	118,064	83,363	242,607	241,833
Concórdia S.A. CVMCC	99.99%	40,146	5,029	6,196	40,145	38,445
Sadia G.M.B.H.	100.00%	245,680	147,827	122,474	245,680	181,327
Rezende Óleo Ltda.	100.00%	(33)	(33)	(33)	-	-
Rezende Marketing e Comunicação Ltda.	99.91%	(30)	(2)	(1)	-	-
EzFood Serviços S.A.	33.33%	3,781	(6,185)	(2,155)	1,260	1,007
Total in subsidiaries				209,844	529,692	462,612
Other investments				-	1,384	1,384
Total investments of the company				209,844	531,076	463,996
Other investments of subsidiaries /affiliates			-	14,993	14,819
Investments not consolidated				(269,269)	(529,692)	(462,612)
Total consolidated investments				(59,425)	16,377	16,203

Company: - investments, valued by the equity method, generated a net accumulated gain at September 30, 2003 of R$209,844 (operating of R$208,770, net of translation of investments in foreign currency of R$60,055 loss and non-operating of R$1,074).

Consolidated: - investments, valued by the equity method, generated net accumulated loss at September 30, 2003 of R$59,425 (operating of R$57,987, referring to loss on the translation of investments in foreign currency, recorded as operating result and non-operating of R$1,438).

8. Property, Plant and Equipment

	Average Rate	Company		Consolidated
		Sep 30	June 30	Sep 30	June 30
Buildings	4%	679,191	681,183	679,715	681,825
Machinery and equipment	15%	764,272	766,956	767,271	769,669
Installations	10%	168,036	168,036	168,264	168,297
Vehicles	27%	16,223	16,805	16,410	17,042
Forestation and reforestation	-	15,460	15,217	15,460	15,217
Trademarks and patents	10%	1,845	1,844	1,859	1,859
Construction in progress	-	70,447	54,648	70,447	54,648
Advances to suppliers	-	1,229	3,301	1,229	3,301
Others	-	1,807	272	3,029	1,412
		1,718,510	1,708,262	1,723,684	1,713,270
Depreciation		(849,001)	(833,699)	(851,677)	(836,199)
		869,509	874,563	872,007	877,071

The portion of interest incurred in the financing of modernization projects and expansion of the industrial units was recorded in cost of the respective construction in progress in the amount of R$3,861.

The Company maintains certain assets for sale, mainly related to the discontinued operations, although, they are available for sale. At September 30, 2003, the estimated realizable value was R$20,053 (R$19,678 at June 30, 2003), the costs to be incurred in the sale already deducted.

Company management is still developing initiatives for the sale of these assets in the short run and in accordance with the expectative, these assets are classified R$5,143 (R$4,768 at June 30, 2003) as current and R$14,910 (R$14,910 at June 30, 2003) as non-current.

During the third quarter of 2003, the assets from the discontinued activities of Lapa Alimentos e Frederico Westphalen were sold for the amount of R$3,867, generating a gain of R$1,280 which was recorded as other operating income.

9. Deferred Charges

	Rate	Company		Consolidated
		Sep 30	June 30	Sep 30	June 30
Preoperating expenses	20%	224,271	223,670	226,282	225,629
Products development	20%	8,524	8,524	8,524	8,524
Others	20%	82	66	169	149
		232,877	232,260	234,975	234,302
Amortization		(151,205)	(142,267)	(152,190)	(143,162)
		81,672	89,993	82,785	91,140

10. Loans and Financing - Short-Term

	Company		Consolidated
	September 30	June 30	September 30	June 30
Short-term
Foreign currency
Credit lines for the development of foreign trade, with interest rate from 1.95% to 4.60 % p.a., guaranteed by promissory notes or sureties.	-	-	527,338	582,974
Advance on Foreign Exchange Contracts subject to Libor - 06 months (1.18% in September 2003) and interest of 3.03% p.a., guaranteed by promissory notes or sureties.	153,237	142,430	153,237	142,430
Payables - Swap	24,957	28,159	24,957	28,159
Futures market contracts	5,509	15,258	13,203	19,840
	183,703	185,847	718,735	773,403
Local currency
Rural lines of credit and loans for working capital with interest of 8.75% p.a.	224,059	214,695	224,059	214,695
Payables - Swap	24,475	14,037	24,475	14,037
	248,534	228,732	248,534	228,732
	432,237	414,579	967,269	1,002,135
Current portion of long-term debt
Foreign currency
IFC - (International Finance Corporation) funding in foreign currency for investments payable in installments, of which R$ 50,241 is subject to interest at the rate of 8.52% p.a., R$ 10,684 at 9.05% guaranteed by real estate mortgages.	60,925	48,013	60,925	48,013
Export financing composed by prepayment subject to Libor variation for 6-month deposits (1.18% in September 2003) plus annual interest of 4.87%, guaranteed by promissory notes or sureties.	126,771	98,352	126,771	98,352
BNDES (National Bank for Economic and Social Development), credit lines for investments and exports, composed as follows: FINEM in the amount of R$20,057 subject to weighted average of exchange variation of currencies traded by BNDES - UMBNDES and fixed interest of 3.50% and FINAME EXIM in the amount of R$18,386 subject to weighted average of exchange variation of currencies traded by BNDES-UMBNDES and fixed interest of 3.86%, guaranteed by mortgage bond and real estate mortgage.	38,443	26,969	38,443	26,969
Others	14,934	3,060	14,934	3,060
	241,073	176,394	241,073	176,394
Current portion of long term debt
Local currency
BNDES (National Bank for Economic and Social Development), credit lines for investments and exports, composed as follows: FINAME in the amount of R$ 8,560 subject to Long-Term Interest Rate -TJLP (12.0% p.a. in September 2003) and interest of 3.29% p.a., FINAME-EXIM in the amount of R$ 132,433 subject to TJLP (12.0% p.a. in September 2003) and interest of 2.89% p.a. and FINEM in the amount of R$ 22,233 subject to TJLP (12.0% p.a. in September 2003) and interest of 3.50% p.a., guaranteed by mortgage bond and real estate mortgage.	163,226	169,173	163,226	169,173
PESA - Special Aid for Agribusiness payable in installments, subject to IGPM variation and annual interest of 9.89% p.a., guaranteed by sureties.	6,339	5,722	6,339	5,722
	169,565	174,895	169,565	174,895
	410,638	351,289	410,638	351,289
Total short-term	842,875	765,868	1,377,907	1,353,424

At September 30, 2003 the average weighted interest rate for short-term loans was 3.87% p.a. (4.63% p.a. at June 30, 2003).

11. Loans and Financing Long-Term

	Company		Consolidated
	September 30	June 30	September 30	June 30
Foreign currency
IFC - (International Finance Corporation) funding in foreign currency for investments payable in installments up to 2008, of which R$ 251,225 is subject to interest at the rate of 8.52% p.a., R$ 53,317 at 9.05% guaranteed by real estate mortgages.	304,542	306,493	304,542	306,493
Export financing composed by prepayment, payable in installments up to 2006 subject to Libor variation for 6-month deposits (1.18% in September 2003) plus annual interest of 4.87%, guaranteed by promissory notes or sureties.	781,599	735,684	781,599	735,684
BNDES (National Bank for Economic and Social Development), credit lines for investments and exports, payable from 2003 to 2008, composed as follows: FINEM in the amount of R$64,754 subject to weighted average of exchange variation of currencies traded by BNDES - UMBNDES and fixed interest of 3.50% and FINAME EXIM in the amount of R$46,537 subject to weighted average of exchange variation of currencies traded by BNDES-UMBNDES and fixed interest of 3.86%, guaranteed by mortgage bond and real estate mortgage.	111,291	110,425	111,291	110,425
Payables - Swap	15,318	29,978	15,318	29,978
Others	14,934	16,152	25,000	16,152
	1,227,684	1,198,732	1,237,750	1,198,732
Local currency
BNDES (National Bank for Economic and Social Development), credit lines for investments and exports, payable from 2003 to 2008, composed as follows: FINAME in the amount of R$ 22,964 subject to Long-Term Interest Rate -TJLP (12.0% p.a. in September 2003) and interest of 3.29% p.a., FINAME-EXIM in the amount of R$ 215,355 subject to TJLP (12.0% p.a. in September 2003) and interest of 2.89% p.a. and FINEM in the amount of R$ 71,096 subject to TJLP (12.0% p.a. in September 2003) and interest of 3.50% p.a., guaranteed by mortgage bond and real estate mortgage.	309,415	350,195	309,415	350,195
PESA - Special Aid for Agribusiness payable in installments from 2003 to 2020, subject to IGPM variation and annual interest of 9.89% p.a., guaranteed by sureties.	111,377	109,105	111,377	109,105
Payables - Swap	116,459	86,852	116,459	86,852
Others	2,725	2,707	2,725	2,707
	539,976	548,859	539,976	548,859
	1,767,660	1,747,591	1,777,726	1,747,591
Current portion of long-term debt	(410,638)	(351,289)	(410,638)	(351,289)
Total long-term portion	1,357,022	1,396,302	1,367,088	1,396,302

Loans and financing in foreign currency are indexed to the U.S. dollar and BNDES basket of currencies (UMBNDES).

The payment schedule of non-current portions at September 30, 2003 is as follows:

Maturity	Company	Consolidated
	Sep/03	Sep/03
Short-term portion of long-term debt	410,638	410,638
2004	357,813	360,756
2005	464,478	465,940
2006	280,532	286,193
2007	80,960	80,960
2008	68,201	68,201
2009 onwards	105,038	105,038
	1,767,660	1,777,726

12. Contingencies

The Company and its subsidiaries have several claims of labor, civil and tax nature in progress, resulting from its normal business activities. The respective provisions for contingencies were constituted based on the evaluation by the legal counsel of claims for which an unfavorable outcome is likely. Whenever necessary, judicial deposits were made.

Fiscal and corporate books of the Company are subject to inspection by tax authorities for different statute of limitations, according to applicable law.

The Company management believes that the provision for contingencies shown below is sufficient to cover any losses on the judicial actions.

	Company		Consolidated
	September 30	June 30	September 30	June 30
Tax litigation	35,623	34,194	39,493	37,928
Civil litigation	17,846	17,075	17,847	17,076
Labor claims	11,848	11,900	11,926	11,982
	65,317	63,169	69,266	66,986

Tax litigation

The main tax contingencies involve the following cases:

Income and Social Contribution Taxes:

Provision for income and social contribution taxes set up on the acquisition of the subsidiary Granja Rezende (merged in 2002) to face a probable contingency of R$6,057.

State VAT (ICMS):

The Company is defendant in several administrative cases involving ICMS, mainly in the States of São Paulo, Rio de Janeiro and Amazonas (SUFRAMA), totaling a probable contingency estimated at R$ 25,159.

National Institute of Social Security (INSS)

The Company filed a contestation against collection of the contribution to the National Institute of Social Security (INSS) on salaries of third parties rendering services in civil construction work at the Uberlândia Unit, due to joint liability. This case started before the acquisition of Granja Rezende by Sadia. This contingency was estimated at R$905.

Other tax contingencies:

Several cases related to payment of IOF (Tax on Financial Operations), PIS (Social Integration Program Tax), COFINS (Tax for Social Security Financing) and other totaling a probable loss of R$ 7,372.

IPI Credit Premium - Decree Law No. 491/69

Sadia S.A., successor of the merged companies Sadia Concórdia S.A. and Frigobrás Companhia Brasileira de Frigoríficos S.A., has been claiming through judicial proceedings the benefit of the IPI credit premium on exports, under Decree Law No. 491/69, for the period from 1981 to 1990.

Sadia Concórdia and Frigobrás obtained final unappealable decisions from the Regional Federal Court of the 1st Region, based on the decision of unconstitutionality handed down at the Plenary Meeting of the Federal Supreme Court - STF in May 2002. Based on these decisions and on the opinion of legal advisors that there is no possibility of appealing on the part of the Federal Government, the Company recognized the tax credit referring to the legal action involving Sadia Concórdia and Frigobrás.

The Company is still awaiting the judgment of the judicial proceeding involving Frigobrás for the period from December 1988 to October 1990 to recognize the corresponding tax credit.

Civil Litigation

Represents principally proceedings involving claims for indemnity for losses and damages, including pain and suffering, arising from work-related accidents and consumer relations in the amount of R$9,939 and several civil claims in connection with issues related to poultry genetics matters in the amount of R$ 7,908 in September 30, 2003.

Labor Claims

There are approximately 1550 labor claims against the Company, none of them involving significant amount on an individual basis for which a provision was set up in the amount of R$ 11,926 in September 30, 2003. These claims involve mainly the payment of overtime, health exposure and hazard additional.

13. Income and Social Contribution Taxes

Income and social contribution taxes were calculated at applicable rates in tax legislation:

a) Reconciliation of income and social contribution tax expenses

	Company		Consolidated
	Sep 30, 2003	Sep 30, 2002	Sep 30, 2003	Sep 30, 2002
Income before income tax and employees profit participation	372,776	144,672	367,252	170,509
Employees profit participation	-	(4,176)	-	(4,565)
Interest on shareholders' equity	(47,074)	-	(47,074)	-
Income before income (IRPJ) and social contribution taxes (CSLL)	325,702	140,496	320,178	165,944
IRPJ and CSLL at nominal rates	(110,739)	(47,769)	(108,861)	(56,421)
Adjustment to calculate the effective rates
Permanent differences
Equity pickup	71,347	70,999	68,286	54,555
Interest on shareholders' equity of subsidiaries	-	-	684	-
Others	273	1,850	(561)	1,210
Reversal of the provision at realizable value of IR/CS on income from foreign sources	(5,508)	-	(5,508)	-
Income and social contribution taxes at effective rates	(44,627)	25,080	(45,960)	(656)

b) Composition of the balance of deferred income and social contribution taxes

	Company		Consolidated
	September 30	June 30	September 30	June 30
Assets:
Deferred income and social contribution taxes:
Provision for contingencies	22,481	21,750	22,481	21,750
Loss carryforwards	23,763	33,115	23,763	33,115
Summer plan depreciation	5,206	5,540	5,206	5,540
Others	8,191	7,444	10,258	9,603
	59,641	67,849	61,708	70,008
Liabilities:
Deferred income and social contribution taxes:
Depreciation - rural activity	8,947	9,215	8,947	9,215
Accelerated depreciation	33	33	33	33
Provision for employees' profit sharing	17,626	17,626	17,626	17,626
	26,606	26,874	26,606	26,874

Total deferred tax liabilities	33,035	40,975	35,102	43,134

Short-term portion, net	21,572	18,955	21,572	18,955
Long-term portion, net	11,463	22,020	13,530	24,179

14. Shareholders' Equity

a) Statement of shareholders' equity

	Capital	Income reserve	Treasury shares	Retained earnings	Total
Balance at December 31, 2002	700,000	468,413	(198)	95,473	1,263,688
Net income - 1st quarter 2003	-	-	-	93,129	93,129
Balance at March 31, 2003	700,000	468,413	(198)	188,602	1,356,817
Increase in capital	300,000	(300,000)	-	-	-
Net income - 2nd quarter 2003	-	-	-	99,394	99,394
Interest on shareholders	-	-	-	(47,074)	(47,074)
Balance at June 30, 2003	1,000,000	168,413	(198)	240,922	1,409,137
Net income - 3nd quarter 2003	-	-	-	105,608	105,608
Balance at September 30, 2003	1,000,000	168,413	(198)	346,530	1,514,745

b) Capital

Subscribed and paid-in capital is represented by the following number of shares at September 30, 2003 and June 30, 2003:

Common shares	257,000,000
Preferred shares	426,000,000
Total shares	683,000,000
Preferred shares in treasury	(304,288)
Total outstanding shares	682,695,712

c) Treasury shares

The Company holds in treasury 304 lots of 1,000 preferred shares each with the objective of future sale and/or cancellation.

d) Market value

The market value of Sadia S.A. shares, according to the 2003 average quotation of shares negotiated on the São Paulo Stock Exchange - BOVESPA corresponded at September 30, 2003 to R$2,550.00 per thousand shares (R$1,490.00 at June 30, 2003). Net equity on that date was R$2,218.77 per thousand shares (R$2,064.08 at June 30, 2003).

e) Interest on shareholders' equity

The Board of Directors of Sadia, during a meeting held on June 27, 2003, authorized the payment of interest on shareholders' equity at R$ 0.0552 for each common share and R$ 0.0607 for each preferred share, net of withholding tax. This interest will be distributed to the shareholders as a prepayment and due to the results obtained during the current year, including it in the calculation of minimum compulsory dividends to be approved at the next General Shareholders Meeting.

15. Financial Income

	Company		Consolidated
	Sep/03	Sep/02	Sep/03	Sep/02
Financial expenses:
Interest	(241,789)	(118,638)	(251,623)	(145,096)
Monetary variation	(12,657)	(18,188)	(12,670)	(21,660)
Exchange variation	267,344	(604,058)	264,967	(586,586)
Others	(39,611)	(36,227)	(40,373)	(47,046)
	(26,713)	(777,111)	(39,699)	(800,388)
Financial income:
Interest	199,603	25,118	297,629	88,995
Monetary variation	3,379	60,806	(7)	15,359
Exchange variation	(284,449)	464,592	(194,772)	467,273
Others	16,174	5,242	23,554	14,750
	(65,293)	555,758	126,404	586,377
	(92,006)	(221,353)	86,705	(214,011)

16. Risk Management and Financial Instruments

The operations carried out by the Company are exposed to market risks, particularly in relation to exchange rate variations, credit risk and grain purchase prices. Such risks are permanently monitored by a specific Committee comprised by members of the Board who are responsible for defining management strategies for managing these risks through the determination of position and exposition limits.

a) Exchange rate risks

The risks involving exchange variation on loans, financing and other future liabilities in foreign currency are protected by the financial investments equally denominated in foreign currency and by derivatives such as swap contracts (U.S. dollar to CDI) and futures contracts, apart from accounts receivable in U.S. dollars derived from exports which also reduce the exchange variation exposure as a natural hedge.

Company exposure to the U.S. dollar exchange rate variation is as follows:

Exchange variation exposure	Consolidated
	September 30	June 30
Cash and short-term investments	1,362,954	1,128,458
Trade accounts receivable	214,165	166,809
Trade accounts payable	(33,623)	(23,104)
Loans and financing	(1,956,485)	(1,972,135)
Derivatives in U.S. dollars - rate swap	1,007,147	831,560
	594,158	131,588

The consolidated derivative contracts, outstanding at September 30, 2003, and respective maturities are presented below:

Derivative contracts	Total September	Short Term	2004	2005	2006	2007	2008
Swap contracts
Local Currency	1,007,147	17,040	416,135	314,038	244,282	9,218	6,434
USD Currency	345,096	5,143	136,999	107,863	90,169	2,899	2,023

Asset portion - foreign currency	56,543	267	1,713	24,969	28,545	618	431
Liability portion - national currency	181,209	3,557	69,433	47,174	57,544	2,062	1,439

Futures contract
Purchased position - US$	175,000	175,000	-	-	-	-	-
Sold position - US$	138,000	138,000	-	-	-	-	-

Futures contract - Corn
Purchased position - US$	395	395	-	-	-	-	-
Sold position - US$	286	286	-	-	-	-	-

Amounts receivable	101,211	101,211	-	-	-	-	-
Amounts payable	13,203	13,203	-	-	-	-	-

b) Credit risks

The Company is potentially subject to credit risks involving trade accounts receivable, financial investments and derivative contracts. The Company minimizes the risks associated with these financial instruments by handing them to good rating financial institutions and within limits pre-established by the credit committee. The Company does not require guarantee for these financial instruments.

The concentration of credit risk in relation to accounts receivable is minimized due to the significant number of customers. As a rule, the Company does not require guarantee for accounts receivable. An allowance for doubtful accounts was set up based on losses on receivables expected by management.

The expenses related to doubtful accounts amount to R$5,938 at the quarter ended September 30, 2003 (R$12,199 in 2002).

In order to reduce credit risks and as a consequence of the existing indebtedness, the Company structured an operation during June 2003 for obtaining a rotating credit line in the amount of up to US$55 million with a 12-month validity through the assignment of accounts receivable from Company exports. The operation cost includes annual interest of 2.125% + Libor. As a way of eliminating credit risks (customer and country), a credit insurance was taken out with National Union Fire Insurance Co. for a period of up to 13 months as of the date of the operation onset covering 90% of the payments due to the Bank in case of claims. At September 30, 2003, the amount of assigned receivables corresponded to approximately US$52 million (US$38 million in June 30, 2003).

Additionally, an Investment Fund in Credit Rights (FIDC) was created in the domestic market, administered by Concórdia S.A. Corretora de Valores Mobiliários, Câmbio e Commodities, and the respective paid-in shareholders' equity of R$150,000 presents the following participation: R$120,000 owned by Banco Rabobank, R$20,000 by Fundação Attilio Fontana and R$10,000 by Sadia S.A. The related resources are used for acquiring receivables from Sadia S.A. in the domestic market, with a discount cost equivalent to 95% of the CDI. At September 30, 2003, the receivables acquired by the Fund amounted to approximately R$86,000 (R$18,000 in June 30, 2003).

c) Risks related to grain purchase prices

The Company's operating sector is exposed to the price volatility of grains (corn and soy bean) used in the preparation of rations for its stock. The price variation results from factors beyond management control such as climate, harvest volumes, transportation and storage costs, government agricultural policies, and others. At present the Company does not carry out operations in futures market or uses other derivatives for managing risks relating to grain purchase prices. However, the existing inventory policy is maintained which includes, for physical control purposes, making advanced purchases during harvest periods.

d) Estimated market value

Financial assets and liabilities are presented in the balance sheet at cost plus accrued income and expenses and recorded according to the corresponding expected realization.

The market value of derivative contracts at September 30, 2003, estimated based on market price quotations for similar contracts, approximated corresponding book values. The estimated market values of financial instruments as compared with accounting balances are presented in the table below:

	Consolidated
	September 30		June 30
	Book value	Market value	Book value	Market value
Cash	191,429	191,429	156,992	156,992
Short-term investments - Local currency	803,433	803,433	860,811	860,811
Short-term investments - Foreign currency	1,262,588	1,300,593	1,081,943	1,127,186
Trade accounts receivable	390,113	390,113	392,730	392,730
Loans and financing	2,744,995	2,744,995	2,749,726	2,749,726
Trade accounts payable	402,273	402,273	328,266	328,266

e) Financial indebtedness

Financial indebtedness comprises financial assets (cash, banks and financial investments) and financial liabilities (loans), adjusted by the contractual derivatives (USD x CDI) in the amount of R$299,442 (R$223,999 at June 30, 2003) as current portion and R$707,705 (R$607,561 at June 30, 2003) as non current portion, as follows:

	Consolidated
	September 30			June 30
	Assets	Liabilities	Net debt	Assets	Liabilities	Net debt
Short-term
Local currency	801,467	717,541	83,926	882,985	627,626	255,359
Foreign currency	773,328	660,366	112,962	586,265	725,798	(139,533)
	1,574,795	1,377,907	196,888	1,469,250	1,353,424	115,826
Long-term
Local currency	93,029	1,078,116	(985,087)	88,303	981,525	(893,222)
Foreign currency	589,626	288,972	300,654	542,193	414,777	127,416
	682,655	1,367,088	(684,433)	630,496	1,396,302	(765,806)
	2,257,450	2,744,995	(487,545)	2,099,746	2,749,726	(649,980)

17. Insurance (no reviewed)

The Company and its subsidiaries have the policy of maintaining insurance coverage at adequate levels for the risks involved. Due to the characteristics of its installations located in multiple locations, management contracts insurance under the concept of maximum possible loss in one event, which covers fire, civil responsibility and miscellaneous risks (storm, lightning and flood). In addition, the Company has insurance for transportation of goods, personal injuries and vehicles.

18. Balances of Transactions with Related Parties

Transactions with related parties are made at normal market prices and conditions similar to those with unrelated parties. Intercompany balances presented in the balance sheet as of September 30, 2003 are set out below compared with the corresponding balances as of June 30, 2003, together with intercompany balances presented in the statement of income as of September 30, 2003 compared with the corresponding balances as of September 30, 2002:

BALANCE SHEET ACCOUNTS

Company	Current assets		Noncurrent assets		Current Liabilities		Noncurrent Liabilities
	Sep/03	Jun/03	Sep/03	Jun/03	Sep/03	Jun/03	Sep/03	Jun/03
Sadia International Ltd.	71,338	36,391	26,779	25,097	(13,085)	(50,659)	-	-
Sadia Uruguay S.A.	532	275	-	-	-	-	-	-
Sadia Chile S.A.	1,325	917	-	-	-	-	-	-
Laxness FCPA S.A.	290,581	83,397	-	-	-	-	-	-
Concórdia C.V.M.C.C.	-	1,710	-	3	-	-	-	-
Rezende Óleo Ltda.	-	-	-	-	-	-	(791)	(801)
Rezende Mkt Ltda.	-	-	51	51	-	-	-	-
	363,776	122,690	26,830	25,151	(13,085)	(50,659)	(791)	(801)

STATEMENT OF INCOME ACCOUNTS

Company	Purchase		Sale		Financial
	Sep/03	Sep/02	Sep/03	Sep/02	Sep/03	Sep/02
Sadia Internat. Ltd.	-	-	307,194	794,799	(3,225)	280
Sadia Argentina S.A.	-	-	1,463	1,868	-	-
Sadia Uruguay S.A.	-	-	2,513	2,046	-	-
Sadia Chile S.A.	-	-	6,453	7,036	-	-
Laxness FCPA. S.A.	-	-	942,960	96,434	-	-
Granja Rezende S.A.	-	(447,549)	-	33,612	-	-
	-	(447,549)	1,260,583	935,795	(3,225)	280

19. Private Pension Plan

a) Pension plan for defined benefits

The Company and its subsidiary Concórdia S.A. CVMCC are the sponsors of a supplementary social security plan under the defined benefit arrangement for its employees and managed by the Attilio Francisco Xavier Fontana Foundation.

The pension supplementary benefit is defined as being the difference between (i) the benefit wage (updated average of the last 12 participation salaries, limited to 80% of the last participation salary) and (ii) the amount of pension paid by the National Institute of Social Security. Supplementary benefit is updated on the same base date and based on the indices applicable to the category of the main activity of the Company, actual gains discounted.

The actuarial system is that of capitalization for supplementary retirement and pension income and of simple apportionment for other benefits.

The sponsoring companies' contribution is based on a fixed percentage of the payroll of active participants, as annually recommended by independent actuaries and approved by the trustees of the Fundação Attilio Francisco Xavier Fontana.

The parent company contributions totaled at September 30, 2003 and 2002, R$1,752 and R$1,171, respectively, and R$1,772 and R$1,265 in consolidated, respectively.

According to the Foundation's bylaws, the sponsoring companies are jointly liable for the obligations undertaken by the Foundation before its participants and dependents.

On September 30, 2003, the Foundation had 27,636 participants (28,505 in June 30, 2003), 24,371 of which being active participants, i.e. paying contributions (25,280 in June 30, 2003).

On December 31, 2002 the private pension plan of the Attilio Francisco Xavier Fontana Foundation no longer accepted new participants, the surplus existing at this date being earmarked for maintenance of the benefit to all those assisted.

b) Pension plan for defined contribution

As from January 1, 2003 the Company started to offer a new private pension plan supplementing the pension paid by the government for defined contribution to all employees hired by Sadia, its subsidiaries and the Foundation. Under the terms of the pension fund by-laws, the contribution on the part of the Company is equal to that on the part of employees, being based on employees' salary. For employees whose salary is less than a defined limit, the contribution on the part of the Company is of up to 1.5% of the employee monthly salary. For employees whose salary is more than said limit, Company contribution is of up to 6% of employees monthly salary. Contributions made by the Company in 2003 totaled R$367.

In addition to the pension plan the Company offers the following benefits:

" Payment of the penalty in connection with Government Severance Indemnity Fund for Employees on employee retirement;
" Payment of bonus for length of service;
" Payment of indemnification on dismissal; and
" Payment of indemnification on retirement.

20. Additional Information

The statements of cash flow and value-added are presented as additional information to the financial statements for the period.

a) Statement of cash flow

The statement of cash flow was prepared by the indirect method based on accounting records in accordance with the instructions in Brazilian Institute of Independent Auditors - IBRACON NPC 20.

	Company		Consolidated
	September 30	June 30	September 30	June 30
Net income	298,131	192,523	291,173	182,751
Adjustment to reconcile net income to cash generated by operating
Activities
Variation in minority interest	-	-	(414)	(421)
Provisioned interest, net of interest paid	(37,686)	(100,126)	(48,468)	(85,588)
Depreciation, amortization and depletion	95,757	63,829	96,232	64,360
Equity pickup	(209,844)	(143,693)	59,425	66,910
Deferred taxes	14,450	6,355	13,032	4,845
Contingencies	10,388	8,242	11,993	9,713
Permanent asset disposals	4,480	4,885	10,569	10,927
Variation in operating assets and liabilities:
Trade notes receivable	(4,946)	184,887	18,173	14,019
Inventories	(68,927)	24,838	(81,943)	10,477
Recoverable taxes, prepaid expenses and others	(4,781)	(23,144)	(67,999)	(96,301)
Available for sales	9,988	8,366	9,947	8,366
Judicial deposits	(3,586)	(2,573)	(3,586)	(2,574)
Trade notes payable	150,655	79,138	151,873	77,866
Advances from customers	(4,264)	(4,490)	1,728	1,363
Taxes payable, salaries payable and others	14,035	(17,134)	51,903	(22,323)
Net cash generated by operating activities	263,850	281,903	513,638	244,390
Investment activities:
Funds from sale of permanent assets	8,349	4,843	8,349	4,843
Purchase of permanent assets	(54,432)	(29,944)	(53,302)	(29,544)
Short-term investments	(1,065,837)	(814,415)	(2,299,870)	(1,713,196)
Investment redemption	1,264,139	899,012	2,204,493	1,689,776
Net cash from investment activities	152,219	59,496	(140,330)	(48,121)
Loans:
Loans received	1,093,793	892,203	1,677,078	1,391,591
Loans paid	(1,438,759)	(1,192,302)	(1,889,770)	(1,511,122)
Dividends paid	(112,170)	(62,728)	(112,170)	(62,729)
Net cash from loans	(457,136)	(362,827)	(324,862)	(182,260)
Cash at beginning of period	131,850	131,850	142,983	142,983
Cash at end of period	90,783	110,422	191,429	156,992
Increase (decrease) in cash	(41,067)	(21,428)	48,446	14,009

b) Statement of value-added

The added-value statement presents generation and distribution of revenues as presented in the statement of income for the period. Said revenues were basically distributed among human resources, third-party capital, government and shareholders.

The added-value statement was prepared based on the model provided by the Institute for Accounting, Actuarial and Financial Research of the University of São Paulo.

	Consolidated January to September
	2003	2002
Revenues	4,148,337	3,957,687
- Revenue from operations	4,109,747	3,266,746
. Sale of products, merchandise and services	4,109,747	3,266,746
- Capital from third parties	38,590	690,941
. Other operating results	(20,414)	(10,447)
. Financial income	126,404	586,377
. Equity pickup	(59,425)	113,629
. Other nonoperating results	(7,975)	1,382
Raw materials from third parties	(2,069,183)	(1,549,529)
Services rendered by third parties	(742,572)	(676,922)
Value-added to be distributed	1,336,582	1,731,236
Distribution of value-added	1,336,582	1,731,236
- Human resources	474,340	381,882
- Interest on third-party capital	19,023	780,915
- Government	450,266	299,546
. ICMS	284,746	217,182
. PIS/COFINS	97,173	61,055
. Income and social contribution taxes	45,960	656
. CPMF and other	22,387	20,653
- Shareholders (Dividends)	47,074	11,604
- Retention	345,879	257,289
. Depreciation/Amortization/Depletion	96,232	91,407
. Retained earnings	243,709	153,683
. Others	5,938	12,199

Board of Directors
Romano Ancelmo Fontana Filho	Chairman
Attílio Fontana Neto	Member
Osório Henrique Furlan	Member
Ottoni Romano Fontana Filho	Member
Sérgio Fontana dos Reis	Member
Marise Pereira Fontana Cipriani	Member
Karlos Heinz Rischbieter	Member
Alcides Lopes Tápias	Member
Vicente Falconi Campos	Member
Roberto Faldini	Member
Victor Bayard de Maura Fontana	Member

Officers
Walter Fontana Filho	Chief Executive Officer
Eduardo Fontana D'Ávila	Industrial Diretor
Gilberto Tomazoni	Marketing and Sales Director
Luiz Gonzaga Murat Júnior	Director of Administration and Finance and Relations with Investors
Flávio Riffel Schmidt	Information Technology Director
Alfredo Felipe da Luz Sobrinho	Director of Institutional and Legal Relations
Adilson Serrano Silva	Human Resources Director
Antonio Paulo Lazzaretti	Development of Processes and Products Director
Artêmio Fronza	Director of Poultry Production Agribusiness
Flávio Luís Fávero	Director of Production of Industrialized Products
Gilberto Mairelles Xandó Baptista	Director of Marketing
Guilhermo Henderson Larrobla	International Sales Director - Middle East
Paulo Francisco Alexandre Striker	Director of Logistic
Roberto Banfi	International Sales Director
Ronaldo Korbag Muller	Director of Production of poultry
Valmor Savoldi	Supplies Director

Cláudio Lemos Pinheiro Controller's Department Manager	Jairo Aldir Wurlitzer Accounting Manager CRC/SC 13.937	Giovanni F. Lipari Accountant CRC/SP 201.389/0-7